Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-169338) of Chesapeake Midstream Partners, L.P. of our report dated December 16, 2010 relating to the financial statements of the Springridge Assets, which appears in the Current Report on Form 8-K/A of Chesapeake Midstream Partners, L.P. dated February 11, 2011.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma

February 11, 2011